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                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material pursuant to Rule 14a-1(c) or Rule 14a-12

                            MAGMA COPPER COMPANY
         -----------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                               Alison Shelton
         -----------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2).
[   ]  $500 per each  party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules
       14a-6(i)(4) and 0-11.
       1)  Title of each class of securities to which transaction applies:

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       2)  Aggregate number of securities to which transaction applies:

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       3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

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       4)  Proposed maximum aggregate value of transaction:

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(1)    Set forth  the amount on which the filing fee is calculated and state how it was determined.

[   ]  Check box if  any part of the fee  is offset as provided  by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

              ---------------------------------------------
       (2)    Form, Schedule or Registration Statement No.:

              ---------------------------------------------
       (3)    Filing Party:

              ---------------------------------------------
       (4)    Date Filed:

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
                         ----------------------------
                   M A G M A   C O P P E R   C O M P A N Y

                      NOTICE OF AND PROXY STATEMENT FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 1994



                             MAGMA COPPER COMPANY
                      7400 NORTH ORACLE ROAD, SUITE 200
                            TUCSON, ARIZONA 85704


                               PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 19, 1994

                    SOLICITATION AND REVOCATION OF PROXIES

    This Proxy Statement has been prepared in connection with the Board of Directors' solicitation of the enclosed proxy for the Annual Meeting of Stockholders to be held on Thursday, May 19, 1994, at 10:00 a.m., Mountain Standard Time, in the Westin La Paloma Resort, Murphey Room, 3800 East Sunrise, Tucson, Arizona 85716. The Proxy Statement has been furnished to the record holders of shares of the $.01 per share par value Common Stock of Magma Copper Company (the "Company"), a Delaware corporation, as of March 29, 1994 (the "Record Date"), by order of the Board of Directors. The accompanying Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy are being mailed on or about March 31, 1994, to stockholders entitled to notice of and to vote at the Annual Meeting.

    The Annual Meeting has been called for the purposes set forth in the Notice of Annual Meeting accompanying this Proxy Statement. All properly executed proxies received prior to the Annual Meeting will be voted at the meeting. If a stockholder directs how the proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder's directions. If a stockholder does not direct how the proxy is to be voted, the proxy will be voted IN FAVOR OF (i) the election of all the director nominees as a group, and (ii) the ratification of Arthur Andersen & Co. as independent public accountants for the Company's 1994 fiscal year. If any other matter properly comes before the Annual Meeting or any adjournments thereof, unless otherwise directed by the designating stockholder, the proxies will be voted thereon in accordance with the recommendation of the management of the Company.

    Stockholders giving the proxy may revoke the same by filing written notice of termination of the appointment with Andrew A. Brodkey, Vice President and Secretary of the Company, 7400 North Oracle Road, Suite 200, Tucson, Arizona 85704, by attending the Annual Meeting and voting in person, or by filing a new written appointment of a proxy with Mr. Brodkey. The revocation of the proxy will not affect any vote taken prior to such revocation.

    The cost of solicitation of proxies, including the cost of preparation and mailing of the Notice of Annual Meeting, this Proxy Statement and the enclosed proxy, will be borne by the Company. It is anticipated that brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Directors, officers, or employees of the Company may solicit proxies by telephone or in person without additional compensation. The Company has engaged D.F. King & Co., Inc., 77 Water Street, New York, N.Y. 10005, to solicit proxies, and anticipates paying compensation to that solicitor for such services in an amount of approximately $5,000.00, plus expenses.


                              VOTING SECURITIES

    As of January 14, 1994, there were 45,719,336 outstanding shares of Common Stock. The holders of the Common Stock are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.

    Each share of Common Stock is entitled to one vote. The holders of shares of Common Stock do not have cumulative voting rights. The Common Stock can be voted at the Annual Meeting only if the holder is present or represented by proxy at the Annual Meeting.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                              BOARD OF DIRECTORS

    The Board of Directors currently consists of eleven members of whom approximately one third are elected each year to serve for terms of three years. Following is certain biographical information, as of January 14, 1994, with respect to the members of and nominees to the Board of Directors.


                              DIRECTOR NOMINEES
                 CLASS I DIRECTORS -- TERMS EXPIRING IN 1994

    DONALD J. DONAHUE, age 69, has been Chairman of the Board of Directors of the Company since January 1987, and was interim Chief Executive Officer of the Company from April 1988 to August 1988. Mr. Donahue was Chairman of the Board and Executive Officer of KMI Continental, Inc. ("KMI"), a natural resource conglomerate, from 1984 to 1985 and Vice Chairman and Chief Operating Officer of KMI's predecessor firm from 1975 to 1984. Mr. Donahue is a member of the Board of Directors of Northeast Utilities, GEV Corporation, successor to Finevest Foods, Inc., a producer and marketer of frozen foods, Signet Star
Holding Co., a casualty reinsurer, and several Counsellors Funds, whose investment manager is an affiliate of E. M. Warburg, Pincus & Co., Inc. From September 1990 until August 1993, Mr. Donahue served as Chairman of NAC Holding Corporation, a holding company for the North American Company For Life And Health Insurance (NACOLAH), headquartered in Chicago.

    THOMAS W. ROLLINS, age 62, has been a director of the Company since March 1987. Mr. Rollins is Chief Executive Officer of Rollins Resources, a natural gas and oil consulting firm. From March 1991 until its merger in October 1992 he was President and Chief Executive Officer of Park Avenue Exploration Corp., a subsidiary of USF&G Corporation. Mr. Rollins served as President and Chief Executive Officer of Felmont Oil Company, a subsidiary of Homestake Mining Company, from April 1989 until its sale in December 1989, and as a director and Senior Vice President of Pogo Producing Co., an oil and natural gas company, from 1985 to 1989. From 1981 to 1985 he was President and Chief Executive Officer of Continental Resources Company, a natural gas and oil company, and Executive Vice President of Continental Group, Inc, a diversified holding company. Mr. Rollins also serves as a director of the Teaching Company and The Nature Conservancy of Texas.

    H. WILSON SUNDT, age 61, has been a director of the Company since March 1987 and has served as Chairman of the Board and Chief Executive Officer of Sundt Corp., a construction company, since July 1983. Mr. Sundt is also a director of Tucson Electric Power Company.

    JOHN L. VOGELSTEIN, age 59, has been a director of the Company since December 1988. Since 1982 he has been Vice Chairman of the Board of Directors of E. M. Warburg, Pincus & Co., Inc., which provides specialized financial advisory and counselling services, and its affiliates. Prior thereto, he was an officer and a director of E. M. Warburg, Pincus & Co., Inc. and its affiliates for more than five years. Mr. Vogelstein is currently a director of Value Health, Inc., a provider of specialty managed-care programs, Mattel, Inc., a toy manufacturer, Community Newspapers, Inc., a newspaper publisher, Computerland Corporation, a reseller of personal computers and related accessories, ADVO Inc., a direct mail marketing concern, AEGIS GROUP plc, a European media buying company, and several privately held companies.


                             CONTINUING DIRECTORS
                 CLASS II DIRECTORS -- TERMS EXPIRING IN 1995

    J. BURGESS WINTER, age 60, has been President, Chief Executive Officer and a director of the Company since August 1988. From 1983 to 1988, Mr. Winter served as Senior Vice President of Operations of BP Minerals America (previously Kennecott Minerals Company), a mining company, and from 1976 to 1983 he was General Manager and Vice President of Inspiration Consolidated Copper Company's Arizona operations. Mr. Winter has also served as a director of Tucson Electric Power Company since 1992.

    JUDD R. COOL, age 58, has been a director of the Company since February 1989, and Vice President, Human Resources of Inland Steel Industries, a steel producer, since September 1987. From 1983 to 1987, he served as Senior Vice President, Human Resources and External Affairs at BP Minerals America (previously Kennecott Minerals Company). From 1979 to 1983, he was Vice President, Human Resources at BP Minerals America.

    SIMON D. STRAUSS, age 82, has been a director of the Company since February 1989, has been an author and a consultant to the mining industry for the last several years, and is a director of Combined Metals Reduction Company, a gold mining concern. Mr. Strauss also serves on the Board of Governors of the National Mining Hall of Fame and Museum and is an active member of the Council on Foreign Relations of New York, New York. Mr. Strauss retired in 1979 from ASARCO Incorporated, a primary copper producer, as its Vice Chairman and retired from the ASARCO board in 1981.

    JOHN R. KENNEDY, age 63, has been a director of the Company since June 1989 and has been the President and Chief Executive Officer of Federal Paper Board Company, Inc., a paper products company, since 1975. Mr. Kennedy serves as a director of American Maize Products De Vlieg-Bullard, Inc., First Fidelity Bancorporation, and the American Forest and Paper Association.


               CLASS THREE DIRECTORS -- TERMS EXPIRING IN 1996

    CHRISTOPHER W. BRODY, age 49, has been a director of the Company since December 1988, and has been Managing Director of E. M. Warburg, Pincus & Co., Inc., which provides specialized financial advisory and investment counselling services, and its affiliates for more than five years. Mr. Brody is a director of Allstar Inns, Inc., which owns a chain of motels, and Intuit, Inc., a leading publisher of personal finance, small business accounting and tax preparation software for personal computers.

    JOHN W. GOTH, age 66, has been a director of the Company since March 1987, and has been an independent consultant since 1985. From 1982 to 1985, he was Senior Executive Vice President of AMAX Inc., a natural resource and natural gas producer, and was responsible for supervising the metals business of AMAX, Inc. Mr. Goth is a Director of U.S. Gold Corporation and of Royal Gold, Inc., each a gold mining company. Mr. Goth also serves as Director of Development of Mineral Information Institute, Inc., as Executive Director of Denver Gold Group, and as a director of both the Colorado Mining Association and the Colorado Mining Education Foundation.

    HENRY B. SARGENT, age 59, has been a director of the Company since March 1987, and has been Executive Vice President and Chief Financial Officer of Pinnacle West Capital Corporation, the parent holding company of Arizona Public Service Company, an electric utility company, since 1985. From 1976 to 1986, he was Executive Vice President and Chief Financial Officer of Arizona Public Service Company. Mr. Sargent currently serves as a director of both Pinnacle West Capital Corporation and Arizona Public Service Company.


                     COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal year 1993 the Board of Directors met eight times. With the exception of Mr. Brody, each Director attended at least 75% or more of the total number of meetings held during fiscal year 1993, including meetings of those committees of which each is a member.

    The Audit Committee of the Board of Directors met eight times during fiscal year 1993. Its functions include, but are not necessarily limited to
(1) review of the professional services of the Company's independent auditors;
(2) review  of  the  audit plan and results of the Company's annual audit; and
(3) consideration of the qualifications of the Company's auditors and recommendation to the Board of Directors as to their selection. The Audit Committee consists of four voting members, Messrs. Goth, Kennedy, Rollins, Sargent and one non-voting, ex-officio member, Mr. Brody.

    The Compensation Committee of the Board of Directors met three times during fiscal year 1993. Its functions are to recommend to the full Board of Directors the compensation of all officers of the Company and of the members of the Board of Directors. The Compensation Committee members, other than Mr. Donahue, administer all stock-related employee incentive compensation plans. The Compensation Committee also reviews the performance and funding of the Company's various pension plans. The Compensation Committee consists of Messrs. Cool, Donahue, Goth, Rollins, Strauss, Sundt and Vogelstein.

    The Executive Committee of the Board of Directors met twice during fiscal year 1993. Its authority extends to all matters proper for action by the Board of Directors other than matters related to the composition of the Board, changes in the Bylaws and certain other corporate matters. The Executive Committee consists of Messrs. Cool, Donahue, Sargent, Strauss, Vogelstein and Winter.

    The Nominating Committee of the Board of Directors met once during fiscal year 1993. The Nominating Committee is responsible for the size and composition of the Board of Directors as well as recommending nominees to serve on the Board of Directors. The Nominating Committee considers proposals for nominations from stockholders that are timely made in writing to the Secretary and contain sufficient background information concerning the nominee to enable proper evaluation of his or her qualifications as more fully provided in the Company's Restated Certificate of Incorporation and Bylaws. The Nominating Committee consists of Messrs. Brody, Donahue, Kennedy, Sundt and Winter.


                                  MANAGEMENT

    The following table sets forth information as of January 14, 1994, as to the executive officers of the Company.

                        Age
Name                    ---  Office
Donald J. Donahue       69   Chairman of the Board
J. Burgess Winter       60   President, Chief Executive Officer and Director
Andrew A. Brodkey       37   Vice President, Secretary & General Counsel
K. Lee Browne           43   Vice President & General Manager
Marshall H. Campbell    54   Vice President, Human Resources
John F. Champagne       41   Vice President
Francisco E. Durazo     42   Vice President & General Manager
Bradford A. Mills       39   Vice President, Planning and Business Development
Douglas J. Purdom       34   Vice President and Chief Financial Officer
Harry C. Smith          45   Vice President


    All executive officers are elected by and serve at the discretion of the Board. Mr. Winter is employed pursuant to an employment agreement described on pg. 13.

    For biographical information regarding Messrs. Donahue and Winter, see their biographies under "Continuing Directors" above.

    Andrew A. Brodkey was elected Vice President in November 1992 and has been Secretary and General Counsel to the Company since August 1989. From 1987 until August 1989, Mr. Brodkey served as the Company's Senior Counsel and Assistant Secretary. From 1982 to 1987, Mr. Brodkey was associated with the Denver, Colorado law firm of Gorsuch, Kirgis, Campbell, Walker and Grover.

    K. Lee Browne was elected Vice President in November 1992 and has been General Manager of the Pinto Valley Mining Division since November 1991. From 1973 until 1991, Mr. Browne held various positions in operations at several Company locations, including General Mill Foreman, Mill Superintendent, Assistant Refinery Superintendent, Vice President and General Manager of MCR Products, Manager of Rod Plant and Refinery as well as positions in the Marketing and Sales Division of the Company.

    Marshall H. Campbell has been Vice President, Human Resources of the Company since August 1989. Mr. Campbell was Manager of Employee Relations for the Company from 1985 to 1989. From 1973 to 1985, Mr. Campbell was Director of Industrial Relations for Pennzoil's Duval Corporation, a copper mining company in Tucson, Arizona. From 1965 to 1972, he performed a variety of human resource assignments with Shell Oil Company.

    John F. Champagne has been Vice President of the Company since November 1988 and President of Magma Metals Company, a wholly owned subsidiary of the Company, since December 1991. Additionally, Mr. Champagne serves on the Trade Promotion Coordination Committee for the United States Secretary of Commerce. Prior to November 1988 he served as President of Cargill Metals, the metals trading division of Cargill, Inc., a diversified commodities firm in Minneapolis.

    Francisco E. Durazo was elected Vice President of the Company in November 1992 and has been General Manager of the San Manuel Mining Division since July 1991. Since 1975, he has held various operations management positions at the Company's San Manuel Mining Division, including General Mine Foreman, Mine Superintendent and Manager of Sulfide Mining Operations.

    Bradford A. Mills has served as the Company's Vice President, Planning and Business Development since August 1989. From 1987 to July 1989 Mr. Mills was the Director of Corporate Development for Echo Bay Management Company, a mining company headquartered in Denver, Colorado. From 1985 to 1987 Mr. Mills was the United States Exploration Manager for Echo Bay Exploration, Inc. and from 1983 to 1985 Mr. Mills served as the Chief Mine Geologist with the Copper Range Company.

    Douglas J. Purdom has been Vice President and Chief Financial Officer of the Company since January 1992. From 1989 through 1991 he served as the Company's Corporate Controller. Prior to joining the Company, Mr. Purdom was with the accounting and consulting firm of Arthur Andersen & Co.

    Harry C. Smith has been a Vice President of the Company since December 1991 and President of Magma Nevada Mining Company, a wholly owned subsidiary of the Company, since November 1991. Since 1973, Mr. Smith has been employed by the Company in various capacities at its San Manuel Mining Division, including positions as General Mine Foreman, Mine Superintendent, Manager of Sulfide Mining, Operational Manager of Sulfide and Oxide Mining and General Manager.

                            EXECUTIVE COMPENSATION

    The table below summarizes annual and long-term compensation for services to the Company during years ended December 31, 1993, 1992 and 1991 to those persons who were at December 31, 1993 (i) the Chief Executive Officer, and
(ii) the other four most highly-compensated executive officers of the Company. These persons will be referred to for purposes of this Proxy Statement as the "Named Executive Officers."

                          SUMMARY COMPENSATION TABLE


                                           --------------------------------------------------------------------
                                            ANNUAL COMPENSATION(1)             LONG TERM COMPENSATION
- -----------------------------------------------------------------------------------------------------------------------------------
             NAME                                                                     SECURITIES
              AND                                                      RESTRICTED     UNDERLYING       LTIP          ALL OTHER
           PRINCIPAL                                                      STOCK       OPTIONS(3)    PAYOUTS(4)    COMPENSATION(5)
           POSITION                YEAR     SALARY($)     BONUS($)      AWARDS(2)         (#)           ($)             ($)
- -------------------------------  --------  ------------  -----------  -------------  -------------  -----------  ------------------
WINTER, JB                         1993      $412,500     $350,000          --           24,200      $185,973         $19,078
President and CEO                  1992       375,000      495,000          --           52,700       165,280          20,250
                                   1991       328,336      520,625          --          100,000       145,625             --
CHAMPAGNE, JF                      1993       216,000      127,000          --           10,900          --             9,990
Vice President                     1992       200,004      170,392          --           23,000          --            10,031
                                   1991       161,100       58,495          --           70,000          --               --
SMITH, HC                          1993       175,008       83,000          --            8,000          --             8,665
Vice President                     1992       155,004      110,484          --            9,500          --             4,299
                                   1991       128,660       39,650          --           60,000          --               --
MILLS, BA                          1993       170,004       88,000          --            8,000          --             6,750
Vice President                     1992       150,000      113,400          --            9,500          --             4,500
                                   1991       118,404       86,455          --           60,000          --               --
PURDOM, DJ                         1993       170,004       88,000          --            8,000          --             9,472
Vice President and                 1992       130,008      100,104          --           10,500          --             7,800
Chief Financial Officer            1991        85,420       43,255          --           40,000          --               --

- -------

(1) Salary and Bonus include amounts deferred under the Employee Savings Plan of Magma Copper Company and Participating Subsidiary Companies ("Employee
    Savings  Plan")  and/or  the  Special Executive Deferred Compensation Plan
    ("Deferred Compensation Plan").

(2) Mr. Winter, Mr. Champagne, Mr. Smith, Mr. Mills, and Mr. Purdom were granted 100,000, 26,000, 23,000, 13,500 and 6,000 restricted stock awards, respectively,  on April 11, 1990 under the Magma Copper Company 1987 Stock
    Option and Stock Award Plan ("1987 Plan"). These restricted stock awards vest as follows: 20% of the original award on April 11, 1991; 20% of the original award on April 11, 1992; 30% of the original award on April 11, 1993, and; 30% of the original award on April 11, 1994. Vesting of the restricted stock is subject to continuing employment with the Company and the terms discussed on pg. 14 under "Other Change in Control Agreements".
    The number and value of restricted stock holdings for unvested grants is 30,000 shares valued at $397,500 for Mr. Winter; 7,800 shares valued at $103,350 for Mr. Champagne; 6,900 shares valued at $91,425 for Mr. Smith;
    4,050 shares valued at $53,662.50 for Mr. Mills, and; 1,800 shares valued at $23,850 for Mr. Purdom. The value of the restricted shares is based upon the closing price of $13.25 on December 31, 1993.

(3) Options  were  awarded  pursuant  to  the  Magma Copper Company 1993 Stock
    Option  and  Stock Award Plan ("1993 Plan") during 1993 and from the Magma
    Copper  Company  1989  Stock  Option and Stock Award Plan ("1989 Plan") in
    1992 and 1991.

(4) Mr. Winter received a long-term incentive bonus pursuant to his Employment
    Agreement (as discussed on pg.13).

(5) Amounts  include  a  Company matching contribution in the Employee Savings
    Plan  for  Messrs.  Winter,  Champagne, Smith, Mills and Purdom of $6,703,
    $3,510,  $3,462,  $1,700  and $4,540, respectively. Amounts also include a
    Company   matching   contribution   in   the  Special  Executive  Deferred
    Compensation  Plan  for Messrs. Winter, Champagne, Smith, Mills and Purdom
    of $12,375, $6,480, $5,203, $5,050 and $4,932, respectively.


                                OPTION GRANTS

    The table shown below contains information on grants of stock options during 1993 to the Named Executive Officers. No stock appreciation rights were granted during 1993.


                      OPTION GRANTS IN LAST FISCAL YEAR


                                                 Individual Grants
                     --------------------------------------------------------------------------

                      Securities                                        Stock                      Potential Realizable Value at
                      Underlying        % of Total                    Price on                        Assumed Annual Rates of
                        Options      Options Granted     Exercise      Date of                      Stock Price Appreciation for
                      Granted(1)       to Employees      Price(2)       Grant      Expiration              Option Term(3)
       Name               (#)            in 1993          ($/sh)       ($/sh)         Date           0%          5%         10%
- -------------------  -------------  ------------------  -----------  -----------  -------------   ---------------------------------
Winter, JB              24,200            10.25%          $10.13       $13.51        05/13/2003     $81,857    $287,507    $603,014
Champagne, JF           10,900             4.62            10.13        13.51        05/13/2003      36,869     129,497     271,606
Smith, HC                8,000             3.39            10.13        13.51        05/13/2003      27,060      95,044     199,344
Mills, BA                8,000             3.39            10.13        13.51        05/13/2003      27,060      95,044     199,344
Purdom, DJ               8,000             3.39            10.13        13.51        05/13/2003      27,060      95,044     199,344

- -------

(1) All options were granted on May 13, 1993 under the 1993 Plan. The options granted become exercisable as follows: (i) 34% on May 13, 1994; (ii) 33% on May 13, 1995, and; (iii) 33% on May 13, 1996. To the extent not already exerciseable, the options may become immediately exerciseable at the discretion of the 1993 Plan Committee upon: (i) the dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the occurrence of a change in control of the Company (as discussed under "Other Change in Control
    Agreements" on pg. 14).

(2) The exercise price was set at 75% of closing price ($13.50) of the Company's Common Stock on grant date (May 13, 1993), as reported on the New York Stock Exchange-Composite Transactions.

(3) Reflects  the  value  of  the  stock  option on the date of grant assuming
    (i) for the 0% column, no appreciation in the Company's stock price from the date of grant over the term of the option, (ii) for the 5% column, a five percent annual rate of appreciation in the Company's stock price over the term of the option, and (iii) for the 10% column, a ten percent annual rate of appreciation in the Company's stock price over the term of the option, in each case without any discounting to present value. The actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock. Accordingly, the amounts reflected in this table may not necessarily be indicative of the actual results obtained.


             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

    Shown below is information with respect to all unexercised options to purchase the Company's Common Stock granted to the Named Executive Officers through the end of fiscal year 1993 under the 1989 Plan and the 1993 Plan. No options were exercised by the Named Executive Officers during 1993. No stock appreciation rights have been granted under the 1989 Plan or 1993 Plan.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                        OPTIONS AT 12/31/93                12/31/93(1)
                   -----------------------------  ----------------------------
      NAME          EXERCISIBLE   UNEXERCISIBLE   EXERCISIBLE   UNEXERCISIBLE
- -----------------  -------------  --------------  -----------  ---------------
Winter, JB            265,456        108,982      $2,077,936      $642,436
Champagne, JF          42,820         61,080         323,471       390,157
Smith, HC              33,230         44,270         261,841       300,299
Mills, BA              33,230         44,270         261,841       300,299
Purdom, DJ             23,570         34,930         180,851       220,729

- -------

(1) Based upon the closing price ($13.25) of the Company's Common Stock on December 31, 1993, as reported on the New York Stock Exchange-Composite Transactions.

                           LONG-TERM INCENTIVE PLAN

    Shown below is information with respect to long-term incentive awards for the Named Executive Officers.

                LONG-TERM INCENTIVE PLANS -- AWARDS IN 1993(1)

                                                    Estimated future payouts
                   Number of                       under non-stock price based
                    shares,        Performance              plans(2)
                   units or      or other period   ---------------------------
                 other rights   until maturation   Threshold  Target  Maximum
     Name             (#)           or payout         ($)      ($)      ($)
- ---------------  -------------  -----------------  ---------  ------  --------
Winter, JB          77,901           3 years          --        --    $618,750
Champagne, JF       34,965           3 years          --        --       --
Smith, HC           23,607           3 years          --        --       --
Mills, BA           22,932           3 years          --        --       --
Purdom, DJ          22,932           3 years          --        --       --

- -------

(1) The Company had no long-term incentive plan in 1992 or prior years. The Long-Term Incentive Plan was initiated in 1993 in order to focus key executives on long-term performance targets designed to increase shareholder value. The plan consists of three year cycles. The first cycle began January 1, 1993 and ends on December 31, 1995. The second cycle begins January 1, 1996 and ends on December 31, 1998. Fourteen key executives participate in this Plan. Executives are awarded target performance shares based upon a percentage of salary (ranging from 40%-70% annually) divided by the average share price of Common Stock in the year preceding the first year of the cycle. Performance share awards can range from zero to two times the target award. The performance shares are earned annually and are adjusted annually based upon the achievement of preset performance targets. These performance targets include cash cost per pound, pounds produced and cash flow return on investment measures. Awards vest at the end of the three year cycle and are paid in cash (based upon the average share price in the final cycle year) or shares of Common Stock. Targets and participants for the second cycle will be determined in the year preceding commencement of the next cycle.

(2) Mr. Winter is also eligible to receive a non-stock price based long-term bonus pursuant to his Employment Agreement (as discussed on pg. 13). Amounts awarded under the Employment Agreement will offset any bonus awarded under the Long-Term Incentive Plan. Mr. Winter's long-term bonus pursuant to his Employment Agreement is measured over a three-year period with a new cycle commencing each year. The amount of the bonus is determined by the Board of Directors based upon attainment of earnings per share goals, improvement in the market price of the Company's Common Stock and such other performance related factors as the Board of Directors shall consider. The bonus is based upon an amount not to exceed 50% of Mr. Winter's average base salary over the three year performance period. The maximum amount assumes no salary increase in 1994, 1995 and 1996 and the attainment of all performance factors considered by the Board of Directors.


                              SHAREHOLDER RETURN
                           PERFORMANCE PRESENTATION

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return of the Company's Common Stock against the cumulative return of the S & P Metals Index and the S & P 500 for the period of five-fiscal years commencing January 1989 and ending December 1993.


                              PERFORMANCE GRAPH
                              -----------------
            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCK RETURN
              AMONG THE COMPANY, STANDARD & POOR'S (S&P) 500 INDEX
                      AND STANDARD & POOR'S METAL INDEX
                                  1989-1993
                                  ---------

                       1988      1989      1990      1991      1992      1993
                       ----      ----      ----      ----      ----      ----
The Company            $100    $ 73.21   $ 66.07   $ 89.29   $191.07   $189.29
S&P 500                $100    $131.59   $127.49   $153.40   $178.81   $196.75
S&P Metals Index       $100    $115.21   $109.33   $128.64   $132.36   $147.48


                               RETIREMENT PLANS

    The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including the Named Executive Officers, based on average earnings and years of service at retirement.

                            RETIREMENT PLAN TABLE

      Highest
     Five Year
      Average
   Compensation
  During the Last                 Years of Service at Retirement
    10 Years of      ---------------------------------------------------------
    Employment           15          20          25          30         35
- -------------------  ----------  ----------  ----------  ----------  ---------
    $   50,000         $ 11,302    $ 15,069    $ 18,836    $ 22,603   $ 26,370
        75,000           17,864      23,819      29,774      35,728     41,683
       100,000           24,427      32,569      40,711      48,853     56,995
       125,000           30,989      41,319      51,649      61,978     72,308
       150,000           37,552      50,069      62,586      75,103     87,620
       175,000           44,114      58,819      73,524      88,228    102,933
       200,000           50,677      67,569      84,461     101,353    118,245
       225,000           57,239      76,319      95,399     114,478    133,558
       250,000           63,802      85,069     106,336     127,603    148,870
       300,000           76,927     102,569     128,211     153,853    179,495
       400,000          103,177     137,569     171,961     206,353    240,745
       450,000          116,302     155,069     193,836     232,603    271,370
       500,000          129,427     172,569     215,711     258,853    301,995
       600,000          155,677     207,569     259,461     311,353    363,245
       700,000          181,927     242,569     303,211     363,853    424,495
       800,000          208,177     277,569     346,961     416,353    485,745
       900,000          234,427     312,569     390,711     468,853    546,995
     1,000,000          260,677     347,569     434,461     521,353    608,245

- -------

    As of December 31, 1993, the estimated years of Credited Service pursuant to the Retirement Plan were 5 for J. B. Winter; 5 for J. F. Champagne; 19 for
H. C. Smith; 4 for B. A. Mills; and 4 for D. J. Purdom.

    Compensation considered for purposes of determining retirement benefits under the Retirement Plan includes salary and bonus compensation disclosed in the Summary Compensation Table on pg. 6, but not restricted stock, stock options, long-term incentive plan payout compensation or amounts listed in the table as "All Other Compensation".

    In connection with the table it should be noted that J. B. Winter is a participant in the CEO Retirement Plan, described on pg. 13.

    Section 415 of the Internal Revenue Code imposes a maximum limit on pensions that may be paid under qualified plans such as the Retirement Plan for Salaried Employees of Magma Copper Company (the "Retirement Plan"). (For 1993 the limit on pensions is $115,641 and for 1994 the limit is $118,800). Where amounts would be payable in excess of these limits under the Retirement Plan, compensation is provided under the Company's Excess Benefit Plan. Compensation in excess of $235,840 in 1993 and $150,000 in 1994 is disregarded for purposes of the Retirement Plan. A pension based on compensation over $235,840 in 1993 and $150,000 in 1994 is provided under the Special Executive Supplemental Benefit Plan.

    Each participant in the Retirement Plan is entitled to receive on his or her normal retirement date (age 65) an annual benefit in an amount equal to the product of the participant's years of Credited Service times the sum of:
(1) 1.25% of the participant's Average Final Compensation up to the amount of Covered Compensation for the first 35 years of Credited Service; plus
(2) 1.75% of the participant's Average Final Compensation in excess of Covered Compensation for the first 35 years of Credited Service; plus (3) 1.25% of the total of the participant's Average Final Compensation, without regard to Covered Compensation, for years of Credited Service in excess of 35, if applicable. "Average Final Compensation" is defined as the highest five years average salary during the last ten years of service; "Covered Compensation" is defined as the average of the Social Security base wage for the 35-year period ending with the calendar year in which the participant attains his normal retirement age for Social Security; and "Credited Service" is defined as all time during which the participant is an employee of the Company. Participants become vested in the Retirement Plan after 5 years of service. The Retirement Plan allows participants who retire between the ages of 55 and 64, inclusive, to receive an actuarially reduced benefit. No reduction in benefits under the Retirement Plan is made for social security benefits.


                          COMPENSATION OF DIRECTORS

    During fiscal year 1993, the directors, other than Mr. Donahue and Mr. Winter, received an annual retainer of $16,000, or $18,000 if a director was the chairman of a committee. Other than Mr. Donahue and Mr. Winter, all directors receive an additional $650 fee for attendance at regular and special Board meetings. Directors, other than Mr. Donahue and Mr. Winter, who serve on committees of the Board also receive $650 for each committee meeting attended. Mr. Donahue receives $12,500 per month for his services as Chairman of the Board of Directors of the Company. Mr. Winter has an individual compensation agreement with the Company and does not receive any additional compensation for his services as a director of the Company. (See Employment Contracts and Termination of Employment and Change in Control Arrangements on pg. 13). Directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

    Directors of the Company who are not employees of the Company or any subsidiary and that receive and retain (as opposed to transferring to their respective employers) a regular annual retainer ("Eligible Directors") may elect to receive stock options in lieu of or as partial payment of their annual retainer by participating in the Magma Copper Company 1989 Stock Option Plan for Non-Employee Directors (the "1989 Director Plan"). Elections to participate in the 1989 Director Plan for any given plan year (commencing each January 1) must be made by filing an irrevocable election with the Company at least five days prior to the first day of the fourth quarter of the plan year immediately preceding the plan year to which the election relates. The election filed with the Company must indicate the amount of the retainer (which may be all or any 25% increment of the retainer) that the electing director desires to receive in options rather than cash. Currently, seven of the Company's non-employee directors are eligible to participate in the 1989 Director Plan. Four directors elected to participate for the 1993 plan year, and four have elected to participate for the 1994 plan year. Options are granted quarterly to each eligible member who has elected to participate for the respective plan year. The exercise price of a 1989 Director Plan option is equal to 50% of the fair market value of the Common Stock at the date of grant. The number of shares subject to the options granted to a participant each quarter is equal to 25% of the amount of the annual retainer elected by the participant to be applied towards options in lieu of compensation for that plan year divided by the difference between the fair market value of the Company's Common Stock determined at the date of grant and the exercise price of the option.

    Options granted under the 1989 Director Plan may be exercised at any time during the period beginning on the date specified in the option agreement pursuant to which the options are granted (which date will be at least six months from the date of grant) and ending 20 years after the date of grant. Generally, if a participant ceases to be a director on account of his retirement or for any other reason except death or total and permanent disability, the options of such director will expire on the earlier of:
(i) the fifth anniversary of the date the director ceased to be a member of the Board or; (ii) the expiration date specified in the option agreement. If a director dies or becomes permanently and totally disabled during such five year period, the options of such director will expire on the fifth anniversary of death or total and permanent disability unless by their terms they expire sooner. If a director dies or becomes permanently disabled while actively serving as a director, the options of such director will expire on: (i) the fifth anniversary of the date of death or total and permanent disability; or
(ii) the expiration date specified in the option agreement.

    The following table sets forth the Common Stock options received by Company directors in lieu of the elected portion of their respective annual retainers pursuant to the 1989 Director Plan for fiscal year 1993. As of December 31, 1993, no options had been exercised. The individuals listed below are the only directors who have participated in the 1989 Director Plan for fiscal year 1993.


                         Number of        Average
Name                     Shares(1)   Exercise Price(2)   Fair Market Value(3)
- ---------                ----------  ------------------  ---------------------
J.R. Kennedy               2,678           $5.98                 $13.25
T.W. Rollins                 669           $5.98                 $13.25
H.B. Sargent               1,506           $5.98                 $13.25
H.W. Sundt                 1,506           $5.98                 $13.25

- -------

(1) For Messrs. Kennedy, Rollins, Sargent and Sundt, the number of options received represent 100%, 25%, 50%, and 50% of their respective annual retainers.

(2) The average exercise price is based upon shares granted on March 31, June 30, September 30, and December 31, 1993 with an exercise price of $7.625, $6.063, $4.50 and $6.625, respectively. On March 31, Messrs. Kennedy, Rollins, Sargent and Sundt received 525, 131, 295 and 295 options, respectively. On June 30, Messrs. Kennedy, Rollins, Sargent and Sundt received 660, 165, 371 and 371 options, respectively. On September 30, Messrs. Kennedy, Rollins, Sargent and Sundt received 889, 222, 500 and 500 options, respectively. On December 31, Messrs. Kennedy, Rollins, Sargent and Sundt received 604, 151, 340 and 340 options, respectively.

(3) The Fair Market Value equals the closing price of one share of the Company's Common Stock at December 31, 1993, as reported on the New York Stock Exchange-Composite Transactions.

    Under the Magma Copper Company 1992 Restricted Stock Plan for Non-Employee Directors ("1992 Directors Plan"), each Eligible Director serving as a director on January 1 of any year receives an automatic grant of 1,000 shares of Common Stock at the beginning of each calendar year (except for 1992, for which year grants were issued on May 14, 1992, the date the Plan was approved by Shareholders). Such stock is nontransferable for a period of six months, and may be subject to other restrictions.

    The following table sets forth the total Common Stock shares received as of January 14, 1994 by Eligible Directors under the 1992 Directors Plan:


                         May 14, 1992                January 1, 1993               January 1, 1994
                   --------------------------   --------------------------   --------------------------

                                  Stock Price                  Stock Price                  Stock Price
                    Restricted    on Date of     Restricted    on Date of     Restricted    on Date of
Director's Names   Stock Awards    Grant(1)     Stock Awards    Grant(1)     Stock Awards    Grant(1)
- ----------------   ------------   -----------   ------------   -----------   ------------   -----------
J.R. Cool             1,000         $11.25         1,000         $14.25         1,000         $13.00

D.J. Donahue          1,000         $11.25         1,000         $14.25         1,000         $13.00

J.W. Goth             1,000         $11.25         1,000         $14.25         1,000         $13.00

J.R. Kennedy          1,000         $11.25         1,000         $14.25         1,000         $13.00

T.W. Rollins          1,000         $11.25         1,000         $14.25         1,000         $13.00

H.B. Sargent          1,000         $11.25         1,000         $14.25         1,000         $13.00

S.D. Strauss          1,000         $11.25         1,000         $14.25         1,000         $13.00

H.W. Sundt            1,000         $11.25         1,000         $14.25         1,000         $13.00

- -------

(1) The Stock Price on the date of grant equals the closing price of one share of the Company's Common Stock on that date, as reported on the New York
    Stock Exchange-Composite Transactions.


                           EMPLOYMENT CONTRACTS AND
                          TERMINATION OF EMPLOYMENT
                      AND CHANGE IN CONTROL ARRANGEMENTS

      EMPLOYMENT AGREEMENT OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In 1988 the Company executed a five year Employment Agreement (since amended to provide one-year extensions annually to 1997) with J. Burgess Winter, its President and Chief Executive Officer, providing for a one-time cash bonus of $100,000 and a grant of 18,900 shares of stock, plus a base salary of $260,000 per year. Additionally, Mr. Winter receives bonus payments based upon attainment of Company earnings goals. In 1993, Mr. Winter's base salary was increased to $412,500 per year and he received a bonus of $350,000 under the Incentive Compensation Plan, which offsets any short-term bonus he would have received under the terms of his Employment Agreement. Mr. Winter also received a long-term bonus of $185,973 and the option grant discussed on pg. 8. Under the Magma Copper Company Chief Executive Officer Supplemental Retirement Plan ("CEO Retirement Plan"), Mr. Winter will receive upon normal retirement at age 65, from this Plan as well as all other Company-derived sources, a benefit equal to 60% of his average compensation during the highest compensated three calendar years occurring in the last five calendar years of his employment. If the participant leaves the Company before the occurrence of the earlier of a change in control or attainment of age 62, no benefit is payable. The Employment Agreement further provides for disability, life insurance, and other fringe benefits, as well as pension benefits which are offset by the CEO Retirement Plan. The Employment Agreement automatically terminates upon the death or long-term disability of Mr. Winter and may be terminated by the Company for cause or by Mr. Winter himself at any time upon 120 days' written notice. The Employment Agreement also contains a non-compete covenant which restricts Mr. Winter from engaging in certain competitive activities for two years following termination of his employment with the Company.

    On November 11, 1993, the Board of Directors authorized the execution of a separate Retention and Severance Agreement to provide certain benefits in the event of a change in control of the Company. The agreement became effective on December 22, 1993. A "change in control" under this Agreement includes: (i) a merger or consolidation with any person other than Warburg, Pincus Capital Company, L.P., in which the Company's shareholders prior to the change in control, do not retain 65% or more of the voting power of the merged or consolidated Company; (ii) the acquisition of 35% or more of the voting power of the Company's Common Stock, by a party other than Warburg, Pincus Capital Company, L.P., and the percentage ownership of Warburg, Pincus Capital Company, L.P., is less than 10 percentage points greater than any other owner of Common Stock; (iii) a change in identity of the majority of the members of the Board within any 24 month period; (iv) a sale of all or substantially all of the assets of the Company; (v) a transfer of all or substantially all of the Company's assets to a partnership or joint venture in which the Company's interest is less than 50%; and (vi) a complete liquidation of the Company.

    The benefits that are provided in the event of a change in control include: (i) lost value compensation in the event that Mr. Winter is unable to freely exercise stock options or sell or exchange Common Stock acquired pursuant to restricted stock grants under the 1987 Plan, 1989 Plan or the 1993 Plan, or; (ii) in the event that certain defined termination events occur following a change in control: (a) an extension, for a period of two years, of life, health and disability benefits; (b) a pension supplement equal to the amount Mr. Winter would have received had his pension benefits been increased on the basis of two additional years of service; (c) a lump-sum payment equal to three times the sum of Mr. Winter's base salary and his target annual incentive compensation bonus, and; (d) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. Certain of these benefits are not payable under Mr. Winter's Retention and Severance Agreement to the extent that they are provided for under other Company benefit plans.

    Additionally, this Retention and Severance Agreement provides Mr. Winter with retention benefits encouraging him to stay with the Company should a change in control occur. The retention benefits include: (i) the extension of the term of the agreement by two years and during such period the continuation of compensation at a rate comparable to his rate of compensation on the date of the change in control; (ii) payment of bonuses on the first and second anniversaries of the date of the change in control equal to 75% of the sum of his annual base salary and target annual incentive compensation bonus, and;
(iii) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. As of January 14, 1994, no change in control event has occurred under the Retention and Severance Agreement. This agreement has an initial three year term. The agreement provides for automatic one year extensions, unless proper notice is given by the Company that the agreement will not be extended.


                         OTHER EMPLOYMENT AGREEMENTS

    On November 11, 1993, the Board of Directors authorized the execution of Employment Agreements with certain executives of the Company to replace Employment Agreements expiring on December 21, 1993. These Employment Agreements became effective December 22, 1993. All of the Named Executive Officers, except Mr. Winter, have such agreements. Mr. Winter's comparable agreement is discussed above. The Employment Agreements provide for certain benefits to these executives upon the occurrence of a "change in control" of the Company. A "change in control" under the Employment Agreements is defined to include: (i) a merger or consolidation with any other corporation, other than Warburg, Pincus Capital Company, L.P., in which the Company's shareholders prior to the change in control, do not retain 65% or more of the voting power of the merged or consolidated company; (ii) acquisition of 35% or more of the voting power of the Company's Common Stock, by a party other than Warburg, Pincus Capital Company, L.P., and Warburg, Pincus Capital Company, L.P.'s, percentage ownership is less than 10% greater than any other owner of Common Stock; (iii) a change in identity of the majority of the members of the Board within any 24 month period; (iv) a sale of all or substantially all of the assets of the Company; (v) a transfer of all or substantially all of the Company's assets to a partnership or joint venture in which the Company's interest is less than 50%; and (vi) a complete liquidation of the Company.

    The benefits that are provided in the event of a change in control include: (i) lost value compensation in the event that an executive is unable to freely exercise stock options or, is unable to freely sell or exchange Common Stock acquired pursuant to restricted stock grants under the 1987 Plan, the 1989 Plan or the 1993 Plan; or (ii) in the event that certain defined termination events occur following the change in control: (a) an extension, for a period of two years, of life, health and disability benefits; (b) a pension supplement equal to the amount he would have received had his pension benefits been increased on the basis of two additional years of service; (c) a lump sum payment equal to two times the sum of the executive's base salary and his target annual incentive compensation bonus; and (d) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. Certain of these benefits are not payable under the Employment Agreements to the extent that they are provided for under other Company benefit plans. Additionally, the Employment Agreements provide executives with retention benefits should a change in control of the Company occur. The retention benefits are designed to encourage the executives to remain with the Company following such a change in control. The retention benefits include:
(i) the extension of the term of the Employment Agreements by two years and during such period the continuation of compensation at a rate comparable to the executives' respective rates of compensation on the date of the change in control; (ii) payment of bonuses on the first and second anniversaries of the date of the change in control equal to 75% of the sum of the executives annual base salary and target annual incentive compensation bonus; and (iii) payment by the Company of any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code. As of January 14, 1994, no change in control event has occurred. These Employment Agreements have an initial three year term. The Employment Agreements provide for automatic one year extensions, unless proper notice is given by the Company that the Employment Agreements will not be extended.

                     OTHER CHANGE IN CONTROL ARRANGEMENTS

    The Named Executive Officers have received awards of stock options under the 1989 Plan and 1993 Plan and restricted stock under the 1987 Plan. Under the 1989 Plan, upon the dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, or upon the sale of all or substantially all of the assets of the Company, the Compensation Committee may determine that: (i) all outstanding options and stock appreciation rights shall be fully vested and exercisable;
(ii) some or all restrictions on restricted stock shall lapse immediately, unless provision is made for the continuance of the 1989 Plan and the assumption of the liability for outstanding restricted stock awards; or
(iii) there shall be the substitution of new incentive awards by the successor corporation or an affiliate thereof, which appropriate adjustments as to the number and kind of stock and prices.

    The 1989 Plan provides that in the event of a "change in control" of the Company, the Compensation Committee may accelerate the exercise date and/or the vesting schedules of any or all outstanding stock options, cancel restrictions on restricted stock, and pay cash in exchange for the cancellation of outstanding stock options. A "change in control" shall be deemed to have occurred under the 1989 Plan if: (i) any person becomes the beneficial owner of 25% or more of the combined voting power of the Company's securities; (ii) any person makes a filing under Section 13(d) of the Exchange Act with respect to the Company; (iii) a change occurs which is required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act;
(iv) over any 12 month period, the members of the Board of Directors of the Company at the beginning of such period cease to constitute at least a majority of the Board of Directors; (v) the Company's stockholders approve a merger or consolidation of the Company with another corporation where the Company is not the surviving corporation; or (vi) the stockholders of the Company approve a complete liquidation of the Company or a sale or disposition of all or substantially all of the Company's assets. As of February, 1994, no restricted stock grants have been made to the Named Executive Officers under the 1989 Plan.

    Restricted stock and stock option agreements issued to Mr. Winter and the Named Executive Officers who received stock and option grants under the 1989 Plan prior to November 7, 1991 provide that a change in control occurs if any person becomes the beneficial owner of 35% or more of the voting power of the Company's outstanding securities or an event described in clause (iii) or
(iv) of the preceding paragraph occurs. As a result of accumulations of Common Stock by Warburg Pincus Capital Company, L. P., in 1991, a change in control has occurred under these agreements. As a result of the change in control, for stock options issued to such executives prior to November 7, 1991, all options have become fully vested. Stock option agreements issued after November 7, 1991, provide for acceleration of exercisability upon the occurrence of a 50% change in control. A 50% change in control under such agreements includes the acquisition of 50% or more of the voting power of the Company's securities or a sale of all or substantially all of the Company's assets in a transaction in which the Company does not maintain at least a majority interest in the acquiring entity. Upon the occurrence of a 50% change in control, stock options issued to such executives after November 7, 1991, will vest, to the extent not already vested, 25% as of the date of the change in control, 50% as of the first anniversary of the change in control, and 25% as of the second anniversary of the change in control (if the executive is then employed by the Company). If the executive is discharged (other than for cause) or otherwise resigns upon the occurrence of certain termination events at any time after a 50% change in control, then the stock options then held by the executive shall terminate six months after the date of termination.

    Restricted stock awards granted under the 1987 Plan prior to November 7, 1991, contain change in control provisions similar to those contained in the restricted stock agreements issued under the 1989 Plan prior to November 7, 1991. Therefore, all such restricted stock will become fully vested in the event of a "termination event", such as involuntary termination or voluntary after significant demotion or pay reduction. Restricted stock awards granted to the executives under the 1987 Plan after November 7, 1991, provide that upon the occurrence of a 50% change in control together with the occurrence of a "termination event," all such restricted stock grants shall immediately vest as of the date of such executive's termination. As of January 14, 1994, no stock options granted under the 1987 Plan were held by the Named Executive Officers.

    In the event of a change in control of the Company under the 1993 Plan, the Committee may accelerate the exercise and/or vesting dates of any or all outstanding stock options, and grant stock appreciation rights to holders of stock options. A "change in control" shall be deemed to have occurred under the 1993 Plan if: (i) a change occurs which is required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act; (ii) any person, other than Warburg, Pincus Capital Company, L.P., becomes the owner of 35% or more of the combined voting power of the Company's securities; (iii) a change in the identity of the majority of the members of the Board over a 12 month period; (iv) a sale of all or substantially all of the Company's assets; (v) a transfer of all or substantially all of the Company's assets to a partnership or joint venture where the Company's interest is 50% or less; or (vi) a resolution passed by the Board declaring a change in control due to the acquisition of outstanding securities by Warburg, Pincus Capital Company, L.P. resulting in ownership of 50% or more of the voting power.

    Under the Company's Special Executive Supplemental Benefit Plan ("SES Plan"), if a participant is terminated other than for good reason, as defined in the SES Plan, within one year following a 50% change in control, then, notwithstanding any other provisions of the SES Plan, the Company must distribute to such participant in a lump sum (or through acquisition of an annuity contract) an amount actuarially equivalent to the value of the benefits that the participant would have been entitled to under the SES Plan upon achievement of his or her normal retirement age.

    Deferred amounts under the Deferred Compensation Plan are payable upon a participant's termination following a change in control of the Company. A "change in control", as defined under the Deferred Compensation Plan, includes the acquisition by a person or group of beneficial ownership of 35% or more of the voting power of the Company's outstanding securities. As a result of the 1991 acquisitions of the Company's Common Stock by Warburg Pincus Capital Company, L.P., the change in control provision of the Deferred Compensation Plan was triggered. Accordingly, upon termination, an employee will be entitled to receive his deferred compensation. Further, the Deferred
Compensation Plan may not be amended except for certain specified reasons, including amendments necessary to ensure that the Deferred Compensation Plan is in compliance with applicable law.

    The Long Term Incentive Plan ("LTIP") provides for vesting in at least 100% of the cycle's target award prorated for years of participation as of the date of a change in control. A "change in control" shall be deemed to have occurred under the LTIP if: (i) any person, other than Warburg, Pincus Capital Company, L.P., acquires 50% or more of the combined voting power of the Company; (ii) a change in the identity of a majority of the members of the Board within any 12 month period; (iii) the sale of all or substantially all of the Company's assets; (iv) the transfer of all or substantially all of the Company's assets to a partnership or joint venture where the Company's interest is 50% or less; or (v) Warburg, Pincus Capital Company, L.P. acquires 50% or more of the combined voting power of the Company and a majority of the members of the Board serving immediately prior to such event shall pass a resolution acknowledging a change in control has occurred.

    Under the CEO Retirement Plan, in the event of a change in control followed by involuntary termination not due to cause or by voluntary separation following a substantial pay reduction or demotion, the participant is entitled to a normal retirement benefit, regardless of attained age. A "change in control", for such purpose, includes an acquisition of 50% or more of the Company's voting securities, and similar events.



                        COMPENSATION COMMITTEE REPORT

    The Compensation Committee, comprised primarily of independent members of the Company's Board of Directors, closely oversees executive compensation programs at Magma Copper Company. The Committee believes that these programs should coordinate executive actions with well-defined strategic goals. Accordingly, the Company's compensation programs are designed to:

    * Create an on-going focus by management on key internal performance measures that drive exceptional shareholder value

    * Place a significant portion of pay at risk, to better link compensation with performance

    * Attract, develop and retain high-quality executives, with competitive compensation opportunities

    * Provide   a   strong  financial  incentive  for  meeting  and  exceeding performance goals

    * Create a balance between short-term performance measures and long-term strategic direction and decisions through long-term incentives linked to share value

    The discussion that follows describes the performance results that influenced the Committee's pay decisions, as well as the various components of the compensation programs.


                             PERFORMANCE RESULTS

    In its evaluation of the performance and its decisions regarding the incentive compensation of J. Burgess Winter, the Chief Executive Officer, and the Company's other executives, the Committee has taken particular note of management's success in improving financial and operating performance as shown in the graphs below.

                         PERFORMANCE RESULTS GRAPHS
                         --------------------------
                        PRODUCTIVITY UP BY 9% IN 1993
                        -----------------------------

                             1988     1989     1990     1991     1992     1993
                             ----     ----     ----     ----     ----     ----

Net Cash Cost per Pound       .78      .72      .73      .71      .66      .66
Productivity                  353      390      472      506      567      618


                         PRODUCTION UP BY 9% IN 1993
                         ---------------------------

                             1988     1989     1990     1991     1992     1993
                             ----     ----     ----     ----     ----     ----

Magma Source Production       335      350      470      515      544      561
Custom Smelting & Refining    165      186      206      188      224      218


    Two very important measures of operating performance are productivity and operating cost. In just five years productivity, measured in pounds of copper produced per manshift, increased by 75% and net cash operating cost decreased from 78 cents (93 cents adjusted for inflation) to 66 cents per pound. During 1993, Magma instituted a major cost cutting program with a targeted net cash operating cost of 60 cents per pound. The program was successful and costs were reduced from 66 cents in 1992 to 59.6 cents per pound for December 1993. In addition, productivity increased by 9% in 1993 compared to 1992. These tremendous improvements are due to the continued development of our high performance workforce, the cultural transformation of the Company and the judicious use of capital.

    Despite a 17 cent, or 20%, drop in the LME (London Metals Exchange) copper price and extraordinary rains and flooding that reduced after-tax income by $15.5 million, Magma reported net income of $21.9 million for 1993. Magma's average realized price per pound of copper sold was 94 cents for 1993, seven cents higher than the average LME copper price. Magma realized a higher copper price due to management's decision to purchase LME-based copper puts in 1992 that protected cash flow and earnings at prices below 95 cents per pound during 1993, and resulted in cashflow of $45 million. Cash and marketable securities at the end of 1993 were $339 million, compared to $242 million at the end of 1992.

    Another important measure of management's success is the Company's stock activity. Burgess Winter joined Magma as President and Chief Executive Officer in August of 1988 and began pulling together a new management team. At that time, Magma's Common Stock was trading in the range of $5 to $6 per share and market capitalization was approximately $220 million. Today, the stock is trading in the range of $15 to $16 per share and market capitalization is approximately $1 billion. Market capitalization increased by $200 million in 1993 despite a drop in copper price.

    The Committee also evaluates management's performance in the development of new strategic growth opportunities. Current strategic growth projects include the ongoing exploration and development of the Robinson property in Nevada, the Kalamazoo Mine in San Manuel, Arizona and expansion of the Company's smelting and refining facilities. These projects represent progress towards the achievement of long-term objectives to increase ore reserves and production and to decrease costs. In addition, management is seeking low-cost international orebodies to increase Magma's reserves.

    Based on evaluation of the above factors, it is the Committee's belief that the Company's executives are demonstrating great success in achieving improvements in long-term financial performance. The Company's compensation policies, plans and programs are designed to enhance this management focus and positive accomplishment.


                          COMPONENTS OF COMPENSATION

    The Company bases total compensation levels for its executives on pay practices in its competitive labor market. The competitive labor market is comprised of a group of companies which are either direct competitors, natural resource companies or industrial companies with similar sales volumes. Several of the companies included in the S & P Index are also included.

    The key components of the Company's executive compensation program are base salary, annual incentives and long-term incentives. These components are discussed individually below.

BASE SALARIES

    The Company deliberately sets base salaries below the competitive labor market levels but provides competitive total compensation opportunities through incentive awards (bonuses) and stock options when superior performance goals are met. Using this philosophy, the Company effectively links pay to performance, both short- and long-term.

    Base salaries account for approximately 40% of the compensation package for executives, with 60% at risk. Salary increases depend upon the following factors: responsibility level, individual performance, experience level, internal equity and external or competitive pay practices. The Compensation Committee reviews survey data on the competitive labor market prior to recommending base salary increases.

    The base salaries of the Named Executive Officers in 1993 were based upon the preceding factors and, in some cases, on market-based adjustments. Market-based adjustments were made in 1993 to bring base salaries to a more competitive level, yet consistent with our philosophy of lower than market base salaries.

INCENTIVE COMPENSATION PLAN

    The Company's Incentive Compensation Plan (ICP) provides key employees with a significant financial incentive (targeted at approximately 20% of their total compensation) for meeting annual performance targets at the corporate, business unit and individual level. These performance targets relate to operating efficiencies, productivity and cash flow, as well as other individual performance measures. Corporate measurements include cost per pound of copper produced, productivity, pounds of copper produced and after-tax cash flows and account for 50% of the target bonus of corporate participants and 30% of the target bonus of divisional participants. The business unit targets are comprised of similar measurements related to the business unit and account for 30% of the target bonus for divisional participants. Individual performance measures consist of specific projects, strategic business plan targets and leadership behavior as a key element of our performance management system. Individual performance measures account for 50% of the target bonus for corporate participants and 40% of the target bonus for divisional participants. Copper price is factored out of the cash flow performance measure to focus management on performance factors which they are able to impact and in order to preclude a "windfall", as a result of changes in copper price level. In 1993, most corporate, business unit and individual performance targets for the Named Executive Officers were achieved and in many cases exceeded.

    In addition, the ICP is designed to compliment the performance goals of the Company's gainsharing program, in which all employees at the operating divisions participate. Together, these plans enable the Company to share employee-driven productivity gains and to strive for continuous improvement.

    The Committee reviews performance targets under the ICP to ensure that they relate to shareholder value improvement over the long-term. The Committee also approves payouts made under the ICP to the Named Executive Officers and approves the total spending level for all participants.

LONG-TERM INCENTIVES

    Long-term incentives are provided in the Long-Term Incentive Plan in the form of performance shares and under the Company's Stock Option and Stock Award Plans in the form of stock options. In order to focus executives on long-term shareholder improvement measures, approximately 40% of their compensation is targeted through long-term incentives.

LONG-TERM INCENTIVE PLAN

    A  Long-Term  Incentive  Plan  was  initiated  in 1993 to create a balance
between   the   focus   on  short-term  productivity  measures  and  long-term
performance targets and strategic goals. The purpose of the plan is to:

    * Focus top management on key internal performance measures that drive exceptional improvement in shareholder value

    * Balance the short-term focus of the Incentive Compensation Plan

    * Provide significant rewards for successful performance

    * Retain the key management team

    * Create a strong link to increased shareholder value

    Performance is measured over three year cycles. The first cycle began January 1, 1993 and ends December 31, 1995. A second cycle will begin on January 1, 1996 and ends on December 31, 1998.

    Performance shares are granted to participants at the beginning of the performance period. Each participant has a target award expressed as a percentage of base salary (from 40% of annual base salary to 70% depending upon the impact level of the position). The target number of performance shares awarded to each participant is determined by dividing the target award dollar amount (base salary (x) target award %) by the average stock price in the year preceding commencement of the cycle. The average stock price for 1992 was $11.12. Shares are earned annually based upon achievement of pre-set performance targets. However, shares do not vest until the end of the performance cycle, thus serving as a retention device. Also, there is a strong tie to shareholder value as a result of the awarding of performance shares, as cash value is based upon average share values for the last year of the cycle.

    The performance measurements focus the executive on targets which create long-term shareholder value. The Company's strategic plan, which is approved by the Board of Directors, serves as the guideline to create specific goals. The measures used include cash cost per pound of copper produced, pounds of production and cash flow return on investment. The performance measurements are weighted as follows: (i) cash cost per pound -- 40%; (ii) pounds of production -- 30% and; (iii) cash flow return on investment -- 30%. Actual performance share awards range from zero to two times the target award based upon achievement of pre-set targets for each performance measurement.

STOCK OPTIONS

    Stock options directly link executive and shareholder interests. In addition, stock options serve as a retention device since they typically vest over a period of three years from the date of the grant. Executives have been awarded stock options annually, based on the following factors: responsibility level, current compensation, competitive practice and our goal of motivating and recognizing superior performance and potential through above-market compensation opportunities. Options held by individuals are not considered when making additional awards.

    Stock options are typically awarded at a discount to the market value on the grant date. The Company calculates competitive option-award sizes as if they were issued at fair market value and then reduces the number of options actually awarded to reflect the value of the discount. The size of the award to any employee may also be adjusted to reflect the relative performance and potential contribution to Magma within the group nominated to receive an option award.


                               CEO COMPENSATION

    Since Mr. Winter joined the Company in August 1988, the Company has progressed from being a high-cost producer to being recognized as a leader in terms of strategic, operating, financial and human resources practices and performance and, increasingly, a lower cost producer. These accomplishments resulted, in great part, from the leadership of Mr. Winter as well as his selection of a high-performing executive team. Mr. Winter was awarded a long-term bonus of $185,973 for these achievements.

    While Mr. Winter receives a competitive base salary, 66% of his compensation is at risk, in the form of short- and long-term incentives. These incentives are intended to link compensation with shareholder interests. Mr. Winter participates in the incentive compensation plan and long-term incentive plan with other executives. Mr. Winter was also awarded 24,200 stock options at a 25% discount to market on the grant date, May 13, 1993.

    Mr. Winter's salary increase and incentive compensation bonus of $350,000, reflect last year's outstanding performance as discussed in the performance results section of this letter on pg. 17.

    Mr. Winter also has a supplemental retirement arrangement designed to encourage him to remain active with the Company until at least age 65.

    The Committee believes that Mr. Winter has assembled an outstanding management team and will continue to provide the superb leadership which has produced the Company's recent success.


         COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code limits the Corporate deduction for compensation paid to the Named Executive Officers in the proxy to $1 million, unless certain requirements are met. The Compensation Committee has reviewed the impact of this new tax code provision on the current compensation package for executives. The Committee currently does not anticipate any executive exceeding the limit. The Compensation Committee will continue to review the impact of this tax code section and make appropriate recommendations to shareholders in the future.

    The foregoing report has been furnished by the following members of the Compensation Committee of the Magma Board of Directors:

  H.W. Sundt, Chairman                          T.W. Rollins
  J.R. Cool                                     S.D. Strauss
  D.J. Donahue                                  J.L. Vogelstein
  J.W. Goth

    LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

    The Restated Certificate of Incorporation of the Company limits the personal liability of directors to the Company or its stockholders for monetary damages for breach of the duty of care. The Company's Bylaws provide for the indemnification of certain individuals, including the Company's directors and officers, by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. The provisions of the Restated Certificate of Incorporation limiting the personal liability of the Company's directors are consistent with Section 102(b)(7) of the Delaware General Corporation Law which is designed, amongst other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages for breach of the duty of care.


                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the ownership of Common Stock beneficially held by (a) each of the directors of the Company; (b) the Named Executive Officers; (c) all directors and executive officers of the Company as a group; and (d) each holder of 5% or more of the Company's Common Stock. Ownership is reflected as of January 14, 1994. To the best of the Company's knowledge, each beneficial owner listed has sole investment and voting power with respect to the shares of stock indicated.







  BENEFICIAL OWNER'S NAME OR                 AMOUNT OF BENEFICIAL   PERCENT OF
  BENEFICIAL NUMBER IN GROUP                        OWNERSHIP       OWNERSHIP
  ----------------------------------------   --------------------   -----------
  J. Burgess Winter                                378,206(1)           *
  Donald J. Donahue                                 41,100(2)           *
  Christopher W. Brody                                    (3)           *
  Judd R. Cool                                       2,000(4)           *
  John W. Goth                                       9,223(5)           *
  Thomas W. Rollins                                  8,631(6)           *
  Henry B. Sargent                                  10,923(7)           *
  Simon D. Strauss                                   4,090(8)           *
  H. Wilson Sundt                                   10,423(9)           *
  John L. Vogelstein                                      (10)          *
  John R. Kennedy                                   27,197(11)          *
  John F. Champagne                                 91,726(12)          *
  Douglas J. Purdom                                 23,570(13)          *
  Bradford A Mills                                  33,230(14)          *
  Harry C. Smith                                    47,625(15)          *

  ALL DIRECTORS AND EXECUTIVE OFFICERS
    AS A GROUP (20 PEOPLE)                         908,156             1.99

  Warburg, Pincus                               21,076,216(16)        45.2(17)
  Capital Company, L. P.
  66 Lexington Avenue
  New York, NY 10017

  First Pacific Advisors, Inc.                   3,165,000             6.9(18)
  11400 West Olympic Boulevard, Suite 1200
  Los Angeles, CA 90064

  The Capital Group, Inc.                        2,608,590             5.4(19)
  333 South Hope Street
  Los Angeles, CA 90071

- -------

  *  Less than one percent.

 (1) Includes 220,456 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Winter is the President and Chief Executive Officer of the Company.

 (2) All holdings are in Common Stock and Warrants. Mr. Donahue is the Chairman of the Board of the Company.

 (3) Warburg, Pincus Capital Company, LP ("WPCC") owns 20,183,743 shares of Magma Common Stock and Warrants to purchase 892,473 shares at an exercise price of $8.50 per share. It also owns $6,548,055 principal amount of Zero Coupon notes due May 1994.

     The sole general partner of WPCC is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Co., Inc. ("EMW"), through a wholly owned subsidiary, manages WPCC. WP owns all of the outstanding stock of EMW and, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. EMW owns 0.9% of the limited partnership interests in WPCC. Mr. Brody, a director of the Company, is a Managing Director of EMW and a general partner of WP. As such, Mr. Brody may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by WPCC, EMW and WP.

 (4) All holdings are in Common Stock. Mr. Cool is a Director of the Company.

 (5) Includes 5,073 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Goth is a Director of the Company.

 (6) Includes 3,481 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Rollins is a Director of the Company.

 (7) Includes 7,923 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Sargent is a Director of the Company.

 (8) All holdings are in Common Stock and Warrants. Mr. Strauss is a Director of the Company.

 (9) Includes 8,423 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Sundt is a Director of the Company.

(10) WPCC owns 20,183,743 shares of Magma Common Stock and Warrants to purchase 892,473 shares at an exercise price of $8.50 per share. It also owns $6,548,055 principal amount of Zero Coupon notes due May 1994.

     The sole general partner of WPCC is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Co., Inc. ("EMW"), through a wholly owned subsidiary, manages WPCC. WP owns all of the outstanding stock of EMW and, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. EMW owns 0.9% of the limited partnership interests in WPCC. Mr. Vogelstein, a director of the Company, is a Managing Director of EMW and a general partner of WP. As such, Mr. Vogelstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by WPCC, EMW and WP.

(11) Includes 15,197 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Kennedy is a Director of the Company.

(12) Includes 42,820 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Champagne is a Vice-President of the Company.

(13) Includes 23,570 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Purdom is a Vice-President of the Company.

(14) Includes 33,230 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Mills is a Vice-President of the Company.

(15) Includes 33,230 shares issuable upon exercise of options that are exerciseable within 60 days. Mr. Smith is a Vice-President of the Company.

(16) Assumes full exercise of the Common Stock warrants held by Warburg Pincus on January 14, 1994. See "Certain Relationships" below.

(17) Assumes full exercise of the Common Stock warrants held by Warburg Pincus on January 14, 1994, and assuming no exercise of any other Magma warrants.

(18) Information   with  respect  to  First  Pacific  Advisors,  Inc.  ("First
     Pacific") is provided in reliance upon information included in a Schedule 13G filed by such stockholder dated February 9, 1994.

(19) Information with respect to The Capital Group ("Capital") is provided in reliance upon information included in a Schedule 13G filed by such stockholder dated February 11, 1994. Capital has stated in a letter to the Company that Capital is the parent company of six investment management companies and that the shares reported in such Schedule 13G are owned by accounts under the discretionary investment management of such investment management companies. Capital states that Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 1,453,900 of said shares; Capital Research and Management Company, and Capital International, Inc., registered investment advisers, and Capital International, Limited, another subsidiary, had investment discretion with respect to 564,880, 10,340 and 579,460 shares, respectively.

                            CERTAIN RELATIONSHIPS

    In connection with a recapitalization of the Company on November 30, 1988 (the "1988 Recapitalization"), the Company issued and sold to Warburg, Pincus Capital Company, L.P. ("Warburg, Pincus") for $93 million, 930,000 shares of Series B Cumulative Convertible Exchangeable Preferred Stock ("Series B Preferred Stock") and warrants to purchase 1,000,000 shares of Class B Common Stock at an exercise price of $8.50 per share (the "Warburg Warrants"). Warburg, Pincus immediately resold 100,000 shares of the Series B Preferred Stock and 107,527 warrants to other institutional investors. Magma also issued 4,100,000 Public Warrants in December 1988 (the "Public Warrants"). In December 1992, the Company offered to exchange 15.446825 shares of Common Stock for each share of the Series B Preferred Stock outstanding. Warburg, Pincus' Series B Preferred Stock was converted to 12,820,865 shares of Common Stock as a result of its acceptance of that offer.

    Prior to October 1992, the Company's Common Stock was divided into two classes, Class B Common Stock and Class A Common Stock. The Class B Common Stock carried 4 votes per share and was subject to a transfer restriction under which shares transferred to a holder of more than 10% of Magma's voting stock were automatically converted to one-vote Class A Common Stock. The Class A Common Stock carried a veto power over further issuances of Class B
Common Stock, including issuances necessary to satisfy existing legal obligations under the Series B Preferred Stock and outstanding warrants and options, and in certain circumstances the Class A Common Stock possessed special voting rights in elections of directors.

    On December 21, 1991, through several open market purchases, Warburg, Pincus acquired 4,176,600 shares of the Company's Common Stock for approximately $21 million in cash. As Warburg, Pincus controlled over 10% of the total voting power of the Company's capital stock at the time of these acquisitions, these shares were immediately converted to shares of Class A Common Stock.

    In October 1992, the Company's stockholders adopted an amendment to Magma's Certificate of Incorporation to eliminate its dual class Common Stock structure to streamline and simplify Magma's balance sheet. In connection with this amendment, all outstanding shares of Class B Common Stock and Class A Common Stock were converted into a new, single class of Common Stock. The new class of Common Stock possesses one vote on all matters properly coming before the stockholders, including elections of the Board of Directors, is not subject to any transfer restrictions and possesses no veto power over the issuance of any class of stock.

    As of January 14, 1994, Warburg, Pincus owned 20,183,743 shares of Common Stock, representing 44.15% of the Common Stock outstanding, and 892,473 Magma Warrants. Assuming full exercise of the Common Stock Warrants held by Warburg, Pincus but assuming no exercise of any other Magma warrants, Warburg, Pincus would own 45.2% of the Common Stock outstanding. Assuming full exercise of the Warburg Warrants held by Warburg, Pincus and full exercise of all other warrants issued by Magma, Warburg, Pincus would own 41.5% of the Common Stock outstanding. Additionally, in connection with its initial investment in the Company, and subject to limitations described below, Warburg, Pincus and its affiliates were granted the right, for as long as they own at least 1,500,000 shares of Common Stock, to subscribe for their respective pro-rata portion of any additional shares of Common Stock (or securities convertible, exchangeable or exercisable into Common Stock) issued by the Company for cash. Warburg, Pincus and its affiliates have waived these rights in respect of outstanding public Warrants.

    Under an agreement which expires in 1998 (the "Standstill Agreement") the Company has granted Warburg, Pincus the right to nominate up to three Magma directors, depending upon the degree of equity ownership retained by Warburg, Pincus. The directors nominated by Warburg, Pincus are to be divided as evenly as possible among the three classes of Magma directors. Pursuant to this agreement, Warburg, Pincus nominated and the Board elected Messrs. Vogelstein, Brody and Strauss. Warburg, Pincus has also agreed to vote its shares in favor of the election of two management directors and at least six independent directors. The Standstill Agreement also provides that Warburg, Pincus may not acquire more than 45% of the voting power of Magma's fully-diluted common equity (based on a calculation defined in the Standstill Agreement) without the approval of a majority (but not less than two) of the Company's independent directors, and may not transfer any Magma voting securities except
(a) in connection with a sale of the Company endorsed by a majority (but not less than two) of its independent directors; (b) by means of a distribution to its partners in compliance with or pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "Act"); (c) in compliance with SEC Rule 144 of the Act, or; (d) through a public offering designed to achieve a widespread distribution. As of January 14, 1994, Warburg Pincus controlled 42.6% of the Company's total voting power, as calculated under the Standstill Agreement.

    Certain transferees of Warburg, Pincus have agreed with the Company not to acquire additional Magma voting securities (other than in the ordinary course of business as a broker-dealer and market-maker) and to abide by the voting and transfer restrictions equivalent to those applicable to Warburg, Pincus. The shares held by these transferees reduce the maximum permitted voting power of Warburg, Pincus so long as they are owned by such transferees or any of their respective affiliates.

    In 1990, the Company entered into an agreement with Warburg, Pincus Counsellors, Inc., an affiliate of Warburg, Pincus, to manage approximately
10% of the fixed assets in the Company's pension fund. For these services, Warburg, Pincus Counsellors, Inc., received a fee of approximately $105,000 for fiscal year 1993. The Board of Directors has determined that the fee for such services is competitive with comparable managers.

    In 1992, the Company entered into an Agreement with Warburg, Pincus Counsellors, Inc., to manage an investment portfolio consisting of approximately 25% of the Company's cash and short-term investments. For these services Warburg, Pincus Counsellors, Inc. received a fee of approximately $50,000 for fiscal year 1993. The Board of Directors has determined that the fee for such services is competitive with comparable managers.


                            SHAREHOLDER PROPOSALS

                            ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

    The Board of Directors currently consists of eleven members, of whom approximately one-third are elected each year to serve for terms of three years. It is intended that the enclosed form of proxy will be voted for the election of Messrs. Donahue, Rollins, Sundt and Vogelstein, as Class I Directors, all of whom are currently members of the Board of Directors and whose nominations were recommended by the Nominating Committee of the Company's Board of Directors.

    You will note that on your proxy card, as to the election of directors (Item 1), by checking the appropriate box you may: (a) vote for all of the Board's nominees as a group; (b) vote for all of the Board's nominees as a group except such nominee whose name you so indicate, or; (c) withhold authority to vote as to all of the Board's nominees as a group.

    The Nominating Committee of the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. If between the mailing of this Proxy Statement and the meeting date any nominee becomes unavailable or unwilling to serve, the proxies solicited hereby will be voted for the election of such person or persons as may be nominated by the Board of Directors. The election of each director shall be determined by plurality vote.


                   RATIFICATION OF APPOINTMENT OF AUDITORS
                               (PROPOSAL NO. 2)

    The Board of Directors has appointed the firm of Arthur Andersen & Co., independent public accountants, to be the Company's accountants for the year 1994 and recommends to stockholders that they vote for ratification of that appointment.

    Arthur Andersen & Co. served in this capacity for the year 1993. Its representatives will be present at the stockholders meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

    The appointment of accountants is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services and estimated fees for the coming year.

    Before making its recommendations for appointment of Arthur Andersen & Co. to the entire Board, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Arthur Andersen & Co. in all of these respects. Ratification of the appointment of Arthur Andersen & Co. requires approval of a majority of the outstanding shares of stock that are present at the meeting in person or by proxy and entitled to vote thereon.

                    STOCKHOLDER PROPOSALS FOR NEXT MEETING

    To qualify for inclusion in the proxy statement and form of proxy relating to the 1995 Annual Meeting of Stockholders, a proposal intended by a stockholder for presentation at that meeting must be received by the Company at its principal executive offices on or before December 1, 1994.

                        OTHER BUSINESS OF THE MEETING

    Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to the best judgment of the proxy holders. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                              By Order of the Board of Directors

Tucson, Arizona
March 31, 1994

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO THE CORPORATE TREASURER, MAGMA COPPER COMPANY, 7400 NORTH ORACLE ROAD, SUITE 200, TUCSON, ARIZONA 85704.

                           MAGMA COPPER COMPANY
                    7400 North Oracle Road, Suite 200
                          Tucson, Arizona 85704

      This Proxy is Solicited On Behalf of the Board of Directors

The undersigned hereby appoints J. Burgess Winter, Douglas J. Purdom and Andrew A. Brodkey, jointly and severally, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Magma Copper Company held of record by the undersigned on March 29, 1994, at the Annual Meeting of Stockholders to be held on May 19, 1994, or any adjournment thereof.

           (Continued, and to be signed on the reverse side.)

- ------------------------------------------------------------------------------
This Proxy, when properly executed, will be voted in accordance with the directions indicated hereon. If no specific instructions are given, this Proxy will be voted for approval of the listed proposal and, with respect to such other business as may properly come before the meeting, in accordance with the discretion of the Proxies.


1.  ELECTION OF DIRECTORS

      VOTE FOR        VOTE       The  Board of Directors recommends a vote FOR
    all nominees    WITHHELD     the following matters:
     (except as      on all
    marked to the   nominees     (INSTRUCTION:  To withhold  authority to vote
       contrary)     listed      for  any  individual  nominee,  strike a line
                                 through the nominee's name in list below.)
         [ ]          [ ]
                                 D.J. Donahue, T.W. Rollins, H.W. Sundt,
                                 J.L. Vogelstein

2. RATIFY THE SELECTION OF Please sign exactly as name appears hereon. ARTHUR ANDERSEN & CO. AS When shares are held as joint tenants, both
    COMPANY ACCOUNTANTS          should  sign.   When  signing  as   attorney,
    FOR 1994.                    executor,    administrator,    trustee,    or
                                 guardian, please give full title as such.  If
    FOR    AGAINST   ABSTAIN     a  corporation,  please  have  signed  by any
                                 authorized officer.  If a partnership, please
    [ ]      [ ]       [ ]       sign  in  partnership   name  by   authorized
                                 person.

                                 DATED _________________________________, 1994

                                 _____________________________________________
                                 Signature

                                 _____________________________________________
                                 Printed name

                                 _____________________________________________
                                 Title

                                 _____________________________________________
                                 Signature (if held jointly)

                                 _____________________________________________
                                 Printed name

          PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE PROXY CARD
                         USING THE ENCLOSED ENVELOPE.